                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the registrant [ ]

Check the appropriate box:

    [ ] Preliminary proxy statement

    [ ] Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [X] Soliciting material pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                        QUICKTURN DESIGN SYSTEMS, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        (1) Title of each class of securities to which transaction applies:

            _______________________________________


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              ______________________________________


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            _______________________________


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            ____________________________________


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    [ ] Fee paid previously with preliminary materials.

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                                                             September 14, 1998

Dear Fellow Stockholder:

  I am writing to you about an urgent matter concerning the future of your investment in Quickturn Design Systems, Inc. You may have received, or will likely soon receive, a communication from Mentor Graphics Corporation that attempts to call a special stockholder meeting and attempts to solicit your vote to replace Quickturn's Board of Directors with Mentor's hand-picked nominees, all in an effort to implement Mentor's inadequate $12.125 per share tender offer.

                      THERE IS ABSOLUTELY NO NEED FOR YOU
                        TO TAKE ANY ACTION AT THIS TIME

  Do not be confused by Mentor's purported call of a special stockholder meeting. The validity and legality of Mentor's attempt to call such a meeting is currently the subject of litigation between Mentor and Quickturn. No meeting date will be finally determined until this litigation is resolved. Your Board urges you to take no action with respect to Mentor's gold proxy cards until and unless it is determined that Mentor has validly called a special meeting.

  Your Board of Directors will soon send to you its own solicitation materials. We strongly recommend that you take no action until you have received these materials. These materials will also provide you with the opportunity to reconsider any decision you may have made to send a proxy card to Mentor. After careful consideration of the Mentor offer, your Board of Directors has determined that the Mentor offer is inadequate and not in the best interests of the Company's stockholders, that the Mentor offer does not fully reflect the long-term value of the Company, and that stockholder interests would be better served by the Company continuing to pursue its business plan.

  Your Board of Directors believes that Mentor's rush to seek your vote in favor of their proposals is nothing more than a pressure tactic to carry out its opportunistic hostile takeover of Quickturn. Mentor has stated that its purpose in soliciting your vote in favor of its proposals is to facilitate the Mentor offer, which your Board has determined to be inadequate.

            DO NOT BE STAMPEDED BY MENTOR'S ATTEMPT TO SOLICIT YOUR
               VOTE BEFORE YOU HEAR FROM YOUR BOARD OF DIRECTORS

  Again, we urge stockholders not to take any action until you have received our materials, and not to execute any gold Mentor proxy card at this time. If you have any questions about this process or need further assistance, please contact our proxy solicitor:

                               MORROW & CO., AT
                         1 (800) 566-9061 (TOLL-FREE)

  We have every confidence in our Company's future and wish to reaffirm our determination that you, our stockholders, be given every opportunity to participate fully in that future. Your Board of Directors and I greatly appreciate your continued support and encouragement.

                                          Very truly yours


                                          /s/ KEITH R. LOBO
                                          Keith R. Lobo
                                          PRESIDENT AND CHIEF EXECUTIVE
                                           OFFICER

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

  The following is a list of the names and stock holdings of individuals who may be deemed to be "participants" in the solicitation of proxies or revocation of agent designations by Quickturn Design Systems, Inc. in opposition to Mentor Graphics's solicitation of agent designations to call a special meeting of stockholders (information with respect to stockholdings includes common stock and stock issuable pursuant to options exercisable within 60 days): Richard C. Alberding (17,500); Glen M. Antle (325,782); Michael R. D'Amour (40,971); William A. Hasler (3,667); Dr. Yen-Son (Paul) Huang (354,550), Charles D. Kissner (1,667); Dr. David K. Lam (10,417); Keith
R. Lobo (438,750); Michael Ferguson (none); Jeffrey K. Jordan (1,134), Donald
J. McInnis (369,051); Raymond K. Ostby (102,767); Dugald H. Stewart (7,390); Christopher J. Tice (22,802); Tung-sun Tung (34,665); Naeem Zafar (34,713). In addition, Quickturn and its Board of Directors are currently the subject of class action litigation in which the plaintiffs are alleging that the Company and the Board have breached their fiduciary duties to the Company's stockholders by failing to maximize stockholder value, patent litigation initiated jointly by Aptix Corporation and Meta, a French subsidiary of Mentor, patent litigation filed by Mentor and its subsidiaries, a complaint filed by Mentor in Delaware state court seeking a ruling enjoining the Company and the Board from preventing the tender offer initiated by Mentor and MGZ from succeeding, and a complaint filed by Mentor against the Company in Delaware federal court seeking a declaratory judgment that Mentor and MGZ are in full compliance with federal securities laws, to which the Company has filed counterclaims seeking injunctive relief and alleging violation of the federal securities laws.